UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2014

MeetMe, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33105	86-0879433
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Union Square Drive New Hope, Pennsylvania	18938
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 862-1162

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry Into Material Definitive Agreement.

On January 30, 2014, MeetMe, Inc. (the “Company”) and Pinsight Media+, Inc. (“Pinsight”) entered into an amendment (the “Amendment”) to their Advertising Agreement dated October 31, 2013 (collectively with the Amendment, the “Agreement”). The Agreement is effective from October 31, 2013 through December 31, 2014, unless earlier terminated.

Pursuant to the Agreement, Pinsight has the right and obligation to fill all of the Company’s advertising inventory on its MeetMe mobile app for iOS and Android (the “App”). The Agreement does not apply to other mobile apps or virtual currency features on the App, including without limitation offer wall features and the Company’s Social Theater business. The Agreement contemplates that the Company will make certain specified changes to its existing ad logic on the App. If the Company wishes to increase the number, type, frequency or scope of impressions on the App (“Additional Inventory”), it must first notify Pinsight and upon Pinsight’s written consent, said Additional Inventory will become subject to the Agreement.

Pinsight will pay on specified percentages of all ad requests (and, in certain circumstances if higher, on all ad impressions) that the Company delivers, whether or not Pinsight fills them. Pinsight will pay specified CPM rates depending on the type of ad; provided, however, that subject to reaching certain financial targets, Pinsight will remit to the Company a percentage of gross revenue in excess of the specified CPM rates. If more than a stated percentage of all page views on the App originate outside of the United States, then Pinsight will remit to the Company a percentage of gross revenue relating to international ad impressions in excess of such amount.

Prior to April 1, 2014, Pinsight will pay the Company’s invoices within ninety days; after such date, Pinsight will pay the Company’s invoices within sixty days. Pinsight assumes all risk in regards to collection of all applicable advertiser fees with respect to all advertising inventory and may not delay payment to the Company as a result of non-collection or delay of payment by the advertisers.

Pinsight will comply with the Company’s advertising editorial guidelines as in effect from time to time.

The Company may terminate the Agreement upon written notice if (i) Pinsight fails to pay any undisputed amount in a timely fashion, or (ii) in the Company’s sole discretion, Pinsight’s software development kit and those of its performance partners and the placement and running of ads on the App causes a diminution in the App user experience. Either party may terminate the Agreement upon written notice (a) for the other party’s violation of confidentiality provisions, (b) if the other party files a petition for bankruptcy, becomes insolvent, makes an assignment for the benefit of its creditors, or a receiver is appointed for such other party or its business, or (c) for Cause. In the event of a termination for Cause, the terminating party will be entitled to liquidated damages. “Cause” means (i) the other party’s material breach if the breaching party does not cure said breach to the reasonable satisfaction of the non-breaching party within thirty days (or, if the breach cannot reasonably be cured within thirty days, does not commence a cure thereof to the reasonable satisfaction of the non-breaching party), (ii) the other party’s willful failure to perform under the Agreement, including without limitation with respect to the payment for ads, (iii) the other party communicates its intention (verbally or in writing) to discontinue performance hereunder (whether or not said party actually discontinues performance hereunder), unless, after inquiry by the first party, a Vice President (or his designee) of said other party affirms in writing within one business day that said party intends to continue performing hereunder, (iv) the other party attempts to terminate the Agreement for convenience or for a reason not specifically set forth in the Agreement, or (v) the other party ceases to do business or notifies the other party of its intention to cease doing business prior to the end of the term hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEETME, INC.

Date: February 3, 2014	By:	/s/ Geoffrey Cook
	Name:	Geoffrey Cook
	Title:	Chief Executive Officer